Exhibit 10.55

EXECUTION COPY

AGREEMENT

This Agreement, is dated as of December 17, 2009, by and between Marc H. Bell, having an address at 6800 Broken Sound Parkway, Boca Raton, FL 33487 (“Bell”) and FriendFinder Networks Inc, having an address at 6800 Broken Sound Parkway, Boca Raton, FL 33487 (the “Company”).

WHEREAS, Bell and certain of Bell’s affiliates entered into that certain Letter Agreement, dated as of December 6, 2007, by and between PET Capital Partners, LLC, Staton Family Investments, LTD. (incorrectly referred to as Staton Family Investments, LLC), Staton Media, LLC, Staton Family Perpetual Trust, Marc H. Bell, Andrew B. Conru Trust Agreement (“Conru Trust”) and Mapstead Trust, created on April 16, 2002 (“Mapstead Trust”), as amended, pursuant to which, as consideration toward the purchase price payable in connection with the acquisition of Various, Inc. by the Company’s wholly-owned subsidiary Interactive Network, Inc. (the “Various Acquisition”), Bell and certain of Bell’s affiliates granted an option to Conru Trust and Mapstead Trust to purchase from Bell and certain of Bell’s affiliates up to 10,190,638 shares of the Company’s common stock (“FFN Stock”) at a purchase price of $0.01 per share;

WHEREAS, Bell and certain of Bell’s affiliates entered into that certain Letter Agreement, dated as of December 6, 2007, by and among Staton Family Investments, LTD., Marc H. Bell, Marc Bell Capital Partners LLC, Penthouse Media Group Inc. (n/k/a FriendFinder Networks Inc.) and Absolute Return Europe Fund Limited (“ARE”), pursuant to which, in order to obtain the required consent of ARE to proceed with the Various Acquisition, Bell and certain of Bell’s affiliates granted an option to ARE to purchase from Bell and certain of Bell’s affiliates up to 1,288,993.5 shares of FFN Stock at a purchase price of $0.01 per share;

WHEREAS, the Company’s Board of Directors, based on the recommendation by the Company’s independent directors, has determined that the Company obtained a substantial benefit from the Various Acquisition; and

WHEREAS, the Company’s Board of Directors, based on the recommendation by the Company’s independent directors, has further determined that in recognition of the grant by Bell and his affiliates of the above-described options to help consummate the Various Acquisition and for Bell and his affiliates’ continued contributions to the Company, the Company should pay Bell such amount, and pursuant to the terms and conditions, provided herein.

NOW THEREFORE, in consideration of the foregoing, other good and value consideration and the mutual terms and covenants contained herein, the parties hereto agree as follows:

1.

After (a) payment in full of all of the issued and outstanding notes of (i) the Company issued under the Securities Purchase Agreement, dated as of August 17, 2005, as amended and the Securities Purchase Agreement, dated as of August 28, 2006, as amended and (ii) Interactive Network, Inc. issued under the Securities Purchase Agreement dated as of December 6, 2007, as amended and (b) the closing of a public or private offering of any of the equity or debt securities of the Company, which is consummated after an initial public offering of FFN Stock (the “IPO”), the Company shall pay Bell compensation (the “Compensation”) equal to the product of (x) (i) thirty seven and five-tenths percent (37.5%) of (ii) the initial per share offering price of FFN Stock at the IPO (“IPO Price”) times (y) 11,479,631.5 (the “Initial Shares”), which is the number of shares of FFN Stock (on a pre-split basis) Bell contributed toward the consummation of the Various Acquisition, such number of shares being subject to any adjustments due to an FFN Stock Event (as defined in Section 2(e) below) that may occur prior to the IPO.

2.

The Company agrees to pay Bell the Compensation as follows:

a.

On the first Business Day (as defined in this Section 2(a)) of the first full calendar quarter following the date upon which the conditions in Section 1 of this Agreement shall have been satisfied, the Company will pay Bell one-third (1/3) of the Compensation in immediately available funds but only if the Per Share Trading Price of FFN Stock (as defined in Section 2(d) below) on such proposed payment date is equal to or greater than fifty percent (50%) of the IPO Price.  If the aforementioned payment is not paid because the Per Share Trading Price of FFN Stock on the aforementioned proposed payment date is not equal to or greater than fifty percent (50%) of the IPO Price, the Company will make such payment on the first Business Day of such subsequent calendar quarter when the Per Share Trading Price of FFN Stock first equals, or is greater than, fifty percent (50%) of the IPO Price.  Business Day, as used in this Section 2(a) and elsewhere throughout this Agreement, shall mean a day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close.

b.

After the first Compensation payment is made pursuant to Section 2(a) above, the Company will pay Bell one-third (1/3) of the Compensation in immediately available funds, until the Compensation is paid in full, on the first Business Day of each of the next two calendar quarters when the Per Share Trading Price of FFN Stock on each such proposed payment date is equal to or greater than fifty percent (50%) of the IPO Price of FFN Stock.  For the avoidance of doubt, the Company will not be required to (i) make any payments due under this Agreement unless the Per Share Trading Price of FFN Stock is equal to or greater than fifty percent (50%) of the IPO Price of FFN Stock and (ii) make more than one (1) payment of one-third (1/3) of the Compensation during any one (1) calendar quarter and (iii) pay interest on any Compensation payable under this Agreement.

c.

In the event that there is an FFN Stock Event (as defined in Section 2(e) below) after the IPO, the IPO Price in Sections 2(a) – 2(b) will be adjusted pursuant to Section 2(e) of this Agreement.

d.

For all purposes under this Agreement, the Per Share Trading Price of FFN Stock on a proposed payment date shall mean the average of FFN Stock’s closing price on its principal trading market for the ten (10) consecutive trading days ending at the close of business on the fifth (5th) trading day immediately prior to a proposed payment date under this Agreement.

e.

In the event of a subdivision or combination of FFN Stock, including without limitation, a stock split or reverse stock split, or the payment of a stock dividend by the Company consisting of FFN Stock (each an “FFN Stock Event”) prior to, or concurrent with, the IPO, the number of Initial Shares shall be proportionately adjusted upwards or downwards, as applicable.  In the event of an FFN Stock Event after the IPO, the IPO Price used to determine whether a payment is required to be made pursuant to Section 2(a) and Section 2(b) shall be proportionately adjusted upwards or downwards, as applicable, as determined in the sole discretion of the Company’s Compensation Committee, which determination shall be final.

3.

In the event that the Company’s Board of Directors shall declare it advisable to sell or convey all or substantially all of the Company’s property and assets, consolidate or merge into any non-affiliated company or accept any tender offer for a majority of shares of FFN Stock (each of the foregoing a “Change of Control Event”), the Company will, within ten (10) Business Days of a Change of Control Event, pay Bell in immediately available funds any Compensation that remains outstanding on such payment date.

4.

The undersigned parties understand and agree to treat for U.S. federal income tax purposes the cash payments to Bell in a consistent manner and agree that the Company will treat such cash payments as deductible ordinary and necessary business expenses on its Federal Income Tax return in the year that such cash payments are made and the recipients of such cash payments will report a current income inclusion on their Federal Income Tax returns in the year that such cash payments are made.

5.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

[signature page follows]

IN WITNESS WHEREFORE, the parties have caused this Agreement to be executed as of the date first written above.

FRIENDFINDER NETWORKS INC.

By: /s/ Ezra Shashoua

Name: Ezra Shashoua

Title: Chief Financial Officer

/s/ Marc H. Bell

Marc H. Bell

[Signature Page to Marc H. Bell Compensatory Agreement]